Exhibit (a)(3)

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        September 23, 2002



         TO:          SHAREHOLDERS OF CNL AMERICAN PROPERTIES FUND, INC.

         SUBJECT:     OFFER TO PURCHASE SHARES FOR $7.00 PER SHARE

         Dear Shareholder:

                  As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"), SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC (the "Purchasers") are offering to purchase up to 2,250,000 Shares of Common Stock, Par Value $.01 ("Shares") in CNL AMERICAN PROPERTIES FUND, INC., a Maryland corporation (the "Company") at a purchase price equal to:

                                 $7.00 per Share

          The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in CNL AMERICAN PROPERTIES FUND, INC. without the usual transaction costs associated with market sales or Company transfer fees.

         After carefully reading the enclosed Offer, if you elect to tender your Shares, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (printed on green paper) and Change of Address form (printed on yellow paper), and any other documents required by the Letter of Transmittal, to the Purchasers at:



                         Sutter Capital Management, LLC
                           150 Post Street, Suite 405,
                         San Francisco, California 94108
                            Facsimile: (415) 788-1515


       If you have any questions or need assistance, please call the Purchasers at (415) 788-1441. This offer expires (unless extended) November 15, 2002.